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                  September 11, 2020

       Ernesto W. Letiziano
       President and Director
       Signet International Holdings, Inc.
       205 Worth Avenue, Suite
       Palm Beach, FL 33480

                                                        Re: Signet
International Holdings, Inc.
                                                            Registration
Statement on Form 10
                                                            Filed July 14, 2020
                                                            File No. 000-51185

       Dear Mr. Letiziano:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                  Sincerely,


                  Division of Corporation Finance

                  Office of Technology
       cc:                                              William Robinson
Eilers, Esq.